Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS REPORTS Q1 FISCAL 2009

NET INCOME OF $1.8 MILLION

Gross Profit Margin Improves to 21.4% of Net Sales in First Clean Quarter of Operations

IRVINE, Calif. – July 17, 2008 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today reported net income of $1.8 million, or $0.08 per share, for the first quarter of 2009 ended May 31, 2008, compared with a net loss of $4.2 million, or ($0.21) per share, in the same quarter of fiscal 2008. Excluding the $4.5 million gain on the sale of the Weaver and Redfield brands, the Company would have reported a net loss of $2.7 million, or ($0.12) per share.

Q1 Results

The Company reported net sales of $12.0 million for the quarter ended May 31, 2008, down 32% from net sales of $17.6 million in the same period last year.  The decrease in revenues from a year ago was due to decreased sales of high end telescope products and accessories related to the transfer of operations to Mexico, which hasn’t fully ramped up to meet market demand; a lack of sales related to the Weaver and Redfield sports optics brands sold during the quarter; and continued weakness in end market demand for riflescopes.   Due to the transition to Mexico, the Company ended the first quarter with a $3 million backlog for high-end telescopes.  The Company expects to clear this backlog by the third quarter of fiscal 2009.

The gross profit margin during the first quarter of fiscal 2009 increased by 11.0 percentage points to 21.4% of net sales, compared with 10.4% of net sales in the same period last year.  The significant improvement in the gross profit margin was driven primarily by the non-recurrence of inventory write-downs, deep discounting and other items associated with the restructuring that occurred during the first quarter of fiscal 2008.  In addition, the first quarter of fiscal 2009 was the first full quarter during which the Company manufactured substantially all of its high-end telescopes in its newly opened Mexican manufacturing facility and did not incur the higher overhead costs of its now-closed Irvine, California manufacturing operations.

Selling, general and administrative (SG&A) expenses decreased by approximately 6%, to $4.8 million, due to lower sales volumes and reduced overhead. Research and development expenses also decreased by 37% to $0.3 million during the same period, due to the headcount reductions related to the ongoing restructuring of the Company and controlled discretionary spending.

Also during the first quarter, the Company sold its Weaver and Redfield sports optics brands for gross proceeds of $8 million, and used the cash to repay the Company’s domestic credit facility balance.

Management’s Commentary

“We are pleased to report that we have completed our first clean quarter of manufacturing in Mexico, and early indications suggest that the cost savings we projected last year are now materializing,” said Steve Muellner, President and Chief Executive Officer of Meade.  “Now that we have cleaned up our inventory and transferred the manufacturing operations outside the U.S., we are seeing an immediate positive impact on our Company’s gross margins.  In addition, with the planned reduction in global headcount we have significantly reduced our SG&A expenditures.  Excluding the gain on the sale of Weaver and Redfield brands, our first quarter net loss improved by $1.5 million, or 36%, from the same quarter last year due to the turnaround initiatives we have completed.  And, although we believe the turnaround remains on track, we will continue to implement headcount reductions, facility consolidation and reductions in corporate overhead and manufacturing costs to ensure that the turnaround maintains its pace, and to reduce the corporate structure in line with our new revenue model.  At the same time, we are focusing on revenue growth through select new product introductions.”

Mr. Muellner continued, “Liquidity continues to be strong thanks to the sale of the sports optics brands and related inventory during the first and second quarters of fiscal 2009.  With the much-improved liquidity, reduced level of business complexity and plans for further reductions in overhead costs, we believe that we will have sufficient cash flow to support current operations through fiscal 2009, and provide us with additional flexibility in fiscal 2010.  We recently amended our credit facility with Bank of America and are now in compliance with all covenants.  The Company is continuing to explore its strategic alternatives.”

TELECONFERENCE

The Company’s first quarter fiscal 2009 earnings conference call will be held on Thursday, July 17, 2008 at 5:00 p.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s web site at www.meade.com.

The direct dial-in number for the conference call is 800-240-2430 for U.S. callers and 303-262-2130 for international callers.  A replay of the call will be available starting at 7:00 p.m. EDT on July 17, 2008 and ending at midnight EDT on July 31, 2008.  The dial-in number for the replay is 800-405-2236 for U.S. callers and 303-590-3000 for international callers.  The access code for the replay is 11117507#.  The web cast will be archived on the Company’s web site for 90 days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer.  Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectations that the cost savings and improved gross margins can be sustained; that the turnaround will remain on track; that the Company will continue to implement cost reductions; and that the Company is positioned for a profitable fiscal 2010.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above.  Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the projected cost savings, as well as the potential need for further restructuring activities; the Company’s ability to remain in compliance with its credit facility covenants; as well as other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

MEADE INSTRUMENTS CORP.

STATEMENT OF OPERATIONS DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	May 31,	May 31,
	2008	2007

Net sales	$11,972	$17,621
Cost of sales	9,405	15,790
Gross profit	2,567	1,831

Selling expenses	1,936	2,251
General and administrative expenses	2,847	2,838
Gain on brand sales	(4,468)	—
ESOP expense	39	69
Research and development expenses	283	448

Operating income (loss)	1,930	(3,775)

Interest expense	88	94

Income (loss) before income taxes	1,842	(3,869)

Income tax expense	85	335

Net loss	$1,757	$(4,204)

Per share information:
Net loss — basic and diluted	$0.08	$(0.21)

Weighted average common shares outstanding — basic and diluted	23,337	19,709

MEADE INSTRUMENTS CORP.

PRELIMINARY BALANCE SHEET DATA

(Unaudited)

(in thousands)

	May 31	February 28,
	2008	2007

ASSETS
Current assets:
Cash	$4,687	$4,301
Accounts receivable, net	7,996	8,424
Inventories	18,076	22,659
All other current assets	986	556
Long-term assets	9,215	9,852

	$40,960	$45,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$681	$5,877
Accounts payable	5,954	6,650
Accrued liabilities and other current
liabilities	5,001	5,983

Income taxes payable	407	450
Long-term debt and other obligations	2,075	2,236
Total stockholders’ equity	26,842	24,596

	$40,960	$45,792